Press Release

Contacts:

Investors	Media
Investor Relations Department	Andrew Prusky
(800) 451-3801	Foamex International Inc.
(610) 859-3114

FOAMEX EXTENDS RIGHTS OFFERING AND SECOND LIEN OFFERING

LINWOOD, PA, July 28, 2008 – Foamex International Inc. (OTC: FMXL), a leading producer of polyurethane foam-based solutions and specialty comfort products, announced that it is extending its rights offering and second lien term loan offering to August 12, 2008 at 5:00 p.m. New York time. The offerings were previously scheduled to expire on July 24, 2008.

As previously announced, the Company’s total debt as of June 29, 2008 was approximately $417.6 million, down from approximately $629 million as of April 1, 2007. In the second lien term loan offering, the Company has already received assignments of second lien term loans in the amount of approximately $20.4 million. Upon closing of the offerings, total debt is anticipated to be less than $400 million, significantly strengthening the Company’s balance sheet. The rights offering and second lien term loan offering are anticipated to close on August 15, 2008.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it was made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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